FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Supplementing the Preliminary Prospectus, Dated April 13, 2010

Registration Statement Nos. 333-163271 and 333-166048, Dated April 13, 2010

Registration Statement No. 333-166071, Dated April 14, 2010

Ameris Bancorp

8,237,500 Shares Common Stock

Final Term Sheet

Issuer:	Ameris Bancorp (the “Company”)

Symbol:	ABCB (Nasdaq Global Select Market)

Security:	Common shares, $1.00 par value

Size:	8,237,500 shares common stock

Over-allotment option:	1,235,625 shares common stock

Public offering price:	$9.50 per share

Underwriting commissions:	$0.498750 per share

Net proceeds:	$73,897,797 (excluding the over-allotment) ($85,019,966 if the underwriter exercises its over-allotment option in full) (in each case, after deducting the underwriter’s commissions and estimated offering expenses payable by the Company)

Trade date:	April 14, 2010

Settlement date:	April 20, 2010

Underwriter:	Keefe, Bruyette & Woods, Inc.

The issuer has filed registration statements (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statements and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Keefe, Bruyette & Woods, Inc. toll-free at 1-800-221-3246.